Exhibit 99.1

IN RE MEDQUIST INC. SHAREHOLDER LITIGATION	: : : : : : : : : : : : : : :	SUPERIOR COURT OF NEW JERSEY CHANCERY DIVISION BURLINGTON COUNTY DOCKET NO. BUR-C-018-11 ORDER AND FINAL JUDGMENT

This matter having come before the Court for hearing pursuant to the Order of this Court dated April 19, 2011, on the application by the Parties for approval of the settlement set forth in the Stipulation of Settlement dated as of April 1, 2011 (the “Stipulation”). Due and adequate notice having been given to the Settlement Class as required in said Order, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and for good cause shown,
IT IS ON THIS 17th DAY OF JUNE 2011, HEREBY ORDERED, ADJUDGED AND DECREED as follows:
1.The Court adopts and incorporates herein all defined terms as set forth in the Stipulation.
2.The Court has jurisdiction over the subject matter of the Action and over all parties to the Action, including all Members of the Settlement Class.
3.Pursuant to New Jersey Court Rules 4:32-1(a), 4:32-1(b)(1)(A), and 4:32-1(b)(2), the Court hereby certifies, for purposes of effectuating this settlement only, a non-opt out class consisting of all holders of common stock of MedQuist through and including the effective date of the closing of the Short-Form Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Settlement Class”). Excluded from the Settlement Class are Defendants, their immediate families and their affiliates.
4.Pursuant to New Jersey Court Rule 4:32-1, this Court finds and concludes, for purposes of this settlement only, that: (a) the Settlement Class is so numerous that joinder of all class members in the Action is impracticable; (b) there are questions of law and fact common to the Settlement Class which predominate over any individual questions; (c) the claims of Plaintiffs are typical of the claims of the Settlement Class; (d) Plaintiffs and their counsel have fairly and adequately represented the interests of the Settlement Class with respect to the Action and the claims asserted herein; (e) the prosecution of separate actions by individual members of the Settlement Class would create a risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for Defendants; and (f) the Action and the claims asserted therein are generally applicable to all members of the Settlement Class, thereby making appropriate final relief with respect to the Settlement as a whole.
5.The Court hereby approves the Settlement set forth in the Stipulation and finds that said Settlement is, in all respects, fair, reasonable and adequate and in the best interests of the Settlement Class. The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Clerk of the Superior Court of New Jersey is directed to enter and docket this Order and Final Judgment in the Action.
6.The Final Judgment shall not constitute any evidence or admission by any Party herein that any facts of wrongdoing have been committed by any of the Parties to the Action and should not be deemed to create any inference that there is any liability by any party.
7.The Action is hereby dismissed with prejudice as against all Defendants, and each party is to pay his or its own costs except as expressly provided herein.
8.Upon the Effective Date, Plaintiffs and each of the Settlement Class Members shall be deemed to have, and by operation of this Final Judgment and law shall have, fully, finally, and forever released, relinquished, dismissed with prejudice on the merits, and discharged all Released Claims (including Unknown Claims) against the Released Persons.
9.All Settlement Class Members are hereby forever barred and enjoined from prosecuting the Released Claims (including Unknown Claims) against the Released Persons.
10.Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally and forever released, relinquished, and discharged each and all of the Settlement Class Members and counsel to the Plaintiffs from all claims, based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims, provided, however, that any Released Person retains the right to enforce the terms of the Stipulation.
11.Upon the Effective Date, the Plaintiffs and each of the Settlement Class Members shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, any federal law or regulation, or any principle of common law or international or foreign law, which is similar, comparable, or equivalent to California Civil Code § 1542. The Plaintiffs and Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but upon the Effective Date, the Plaintiffs and Settlement Class Members shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

12.The Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the “Notice”) and the Summary Notice are hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of New Jersey Court Rule 4:32-2 and due process, and it is further determined that all members of the Settlement Class are bound by this Final Judgment.
13.The Court orders that MedQuist and/or Holdings (or any successor-in-interest) shall pay, or cause to be paid, on behalf of themselves and for the benefit of Defendants, the sum of $400,000 in attorneys' fees and expenses to Plaintiffs' Counsel in accordance with, and subject to the terms and conditions of Art. II, U of the Stipulation.
14.Without affecting the finality of this Final Judgment, the Court reserves jurisdiction of all matters relating to the consummation and administration of the Settlement.
15.There is no just reason for delay in the entry of this Final Judgment, and immediate entry by the Clerk of the Court is expressly directed pursuant to New Jersey Court Rule 4:42-2.

/s/ Michael J. Hogan, P.J.CH.
HONORABLE MICHAEL J. HOGAN, P.J.CH.